Exhibit (h)(4)


                   NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
                            ADMINISTRATION AGREEMENT
                                 CLASS S SHARES

                                   SCHEDULE A

         The Class S Shares of the Portfolios of Neuberger Berman Advisers Management Trust currently subject to this Agreement and the dates such Portfolios were added to this Agreement are as follows:

Guardian Portfolio                                          November 3, 2003
International Large Cap Portfolio                           August 15, 2006
International Portfolio                                     November 3, 2003
Mid-Cap Growth Portfolio                                    November 3, 2003
Real Estate Portfolio                                       November 3, 2003
Lehman Brothers High Income Bond Portfolio                   June 10, 2004
Regency Portfolio                                          December 15, 2004
Socially Responsive Portfolio                                April 28, 2006
Small-Cap Growth Portfolio                                  November 3, 2003

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                                   SCHEDULE B

         Compensation pursuant to Paragraph 3 of the Neuberger Berman Advisers Management Trust Administration Agreement shall be:

         (1) The following percentage per annum of the average daily net assets attributable to the Class S Shares of each Portfolio:

     Guardian Portfolio                                         0.30%
     International Large Cap Portfolio                          0.30%
     International Portfolio                                    0.30%
     Mid-Cap Growth Portfolio                                   0.30%
     Real Estate Portfolio                                      0.30%
     Lehman Brothers High Income Bond Portfolio                 0.30%
     Regency Portfolio                                          0.30%
     Socially Responsive Portfolio                              0.30%
     Small-Cap Growth Portfolio                                 0.30%

         (2) Certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communications, subject to the prior approval of an annual budget by the Trust's Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust or of Neuberger Berman Management Inc., and periodic reports to the Board of Trustees on actual expenses.

DATED: March 26, 2008